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[LETTERHEAD OF GOLDMAN SACHS]
                                                                  Exhibit (g)(4)



January 21, 2000

State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA 02171

Re: Goldman Sachs Variable Insurance Trust; additional portfolio under the contract

Ladies and Gentlemen:

This to advise you that Goldman Sachs Variable Insurance Trust (the "Fund") has established a new series of shares to be known as Goldman Sachs Internet Tollkeeper Fund (the "Portfolio"). In accordance with the Additional Funds provision of Section 17 of the Custodian Contract dated as of December 31, 1997, between the Fund and State Street Bank and Trust Company, the Fund hereby requests that you act as Custodian of the Portfolios under the terms of the contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Fund and retaining one copy for your records.

GOLDMAN SACHS VARIABLE INSURANCE TRUST

By: /s/ John Perlowski
   ------------------------------
Name: John Perlowski
Title: Treasurer


Agreed to this 17th day of February, 2000.

STATE STREET BANK AND TRUST COMPANY

By: /s/ Ronald E. Logue
   ------------------------------
Name: Ronald E. Logue
Title: Vice Chairman